Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of NovaDel Pharma Inc. on previously filed Forms S-8 (File Nos. 333-148130, 333-42103 and 333-116665) and Forms S-3/S-3A (File Nos. 333-155345, 333-140054, 333-126489, 333-135902 and 333-134028) of our report dated March 30, 2009 on our audits of the balance sheets of NovaDel Pharma Inc. as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007, the five months ended December 31, 2006 and for the fiscal year ended July 31, 2006, which report is included in this Annual Report on Form 10-K.

/s/ J.H. Cohn LLP Roseland, New Jersey March 30, 2009